QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

[Ropes & Gray LLP Letterhead]

April 7, 2004

Genzyme Corporation
500 Kendall Street
Cambridge, MA 02142

Re:    Genzyme Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to Genzyme Corporation, a Massachusetts corporation (the "Company"), in connection with the preparation and filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Act"), for the registration of (i) $690,000,000 aggregate principal amount of the 1.25% Convertible Notes due 2023 (the "Notes") of the Company, and (ii) the 9,685,254 shares of Genzyme General Division Common Stock, par value $0.01 per share, of the Company which may be issued upon conversion of the Notes (the "Shares").

        We have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary to render this opinion. We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture for the Notes between the Company and U.S. Bank National Association, as Trustee, dated as of December 9, 2003 (the "Indenture"), has been duly authorized, executed and delivered by the Trustee, that the Notes conform to the specimen thereof examined by us, that the Trustee's certificate of authentication of the Notes has been manually signed by one of the Trustee's authorized officers, that the certificates for the Shares will conform to the specimen thereof examined by us and will be duly countersigned by a transfer agent and duly registered by a registrar of the Shares, that the issuance of the Shares upon conversion of the Notes will be made in accordance with the terms of the Notes and the provisions of the Indenture applicable to such conversion, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

        This opinion is limited to the laws of The Commonwealth of Massachusetts, the laws of the State of New York and the Federal law of the United States.

        Based upon and subject to the foregoing, we are of the opinion that:

1.
the Notes constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

2.
the Shares, when issued and delivered upon conversion of the Notes, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Notes and Common Stock" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ ROPES & GRAY LLP

QuickLinks

[Ropes & Gray LLP Letterhead]